Exhibit 99.1

For immediate release
April 12, 2022

AtriCure Launches EnCompass® Clamp, a part of Isolator Synergy™ Ablation System

New clamp is designed to improve efficiency of concomitant ablation procedures

MASON, Ohio – (BUSINESS WIRE) – April 12, 2022 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced that it has launched the EnCompass Clamp®, a part of the Isolator Synergy™ Ablation System in the United States. The EnCompass Clamp received FDA 510(k) clearance for ablation of cardiac tissue during cardiac surgery and is designed to make concomitant surgical ablations more efficient.
The EnCompass Clamp includes features such as parallel closure, uniform pressure, and custom power using Synergy radiofrequency (RF). The new features of the EnCompass Clamp allow for easier placement using a magnetic guide, which enables more efficient procedures by minimizing tissue dissection.
“The EnCompass Clamp provides a simpler and faster approach to ablating the heart in open-chest procedures,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We are passionate about innovation, leading to high-quality options for our physician partners. We believe the EnCompass Clamp will meet the unique needs of surgeons who are performing closed-atrium cardiac surgery.”
“This new device has become an invaluable part of the way I perform surgical ablation,” said Dr. Prem Samuel, a cardiothoracic surgeon at Midwest Heart & Vascular Specialists, Kansas City, Missouri. “It is used with minimal dissection and creates lesions around the pulmonary veins and the entire posterior wall of the left atrium without opening the atrium, all in a single pass through the transverse and oblique sinuses. I’ve seen firsthand the gains in efficiency that the EnCompass Clamp can bring to my practice and patients.”

About AtriCure, Inc.
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com

Valerie Storch-Willhaus
AtriCure, Inc.
Vice President, Corporate Marketing and Communications
(612) 605-3311
vstorch-willhaus@atricure.com